UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 1, 2017

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2017, NewStar Financial, Inc. (the “Company”) entered into an agreement (the “Purchase Agreement”) to acquire Fifth Street CLO Management LLC (“FSCM”), a wholly-owned subsidiary of Fifth Street Holdings L.P. (the “Seller”), an affiliate of Fifth Street Asset Management, Inc. (“Fifth Street”). The purchase of FSCM, including its contracts to manage two middle market CLOs, continues the Company’s focus on expanding its asset management platform. The estimated purchase price is approximately $16.0 million, net of $13.0 million of assumed indebtedness, and will be subject to adjustment up or down based on certain working capital items as of the closing of the transaction. The anticipated acquisition will add approximately $726.0 million to the Company’s assets under management. The transaction is expected to close in the third quarter of 2017, subject to certain investor consents and other closing conditions set forth in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants by the parties. The Company and the Seller are obligated, subject to certain limitations, to indemnify the other for certain customary and specified matters, including breaches of representations and warranties, nonfulfillment or breaches of covenants and for certain third party claims.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement which has been filed with this Current Report on Form 8-K as Exhibit 10.1. The Purchase Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, FSCM, the Seller or Fifth Street. In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in confidential disclosure schedules provided by the Seller to the Company in connection with the signing of the Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the Company and the Seller, rather than establishing matters of fact. Accordingly, the representations and warranties in the Purchase Agreement may not constitute the actual state of facts about the Company, FSCM, the Seller or Fifth Street. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, FSCM, the Seller or Fifth Street. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 8.01 Other Events.

The Company issued a press release announcing the agreement to acquire FSCM. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Purchase Agreement by and between NewStar Financial, Inc., as Buyer, and Fifth Street Holdings L.P., as Seller, dated as of July 1, 2017.

99.1	Press Release dated July 7, 2017.

Forward-Looking Statements

Some of the statements in this Current Report on Form 8-K may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding future events and the future results of the Company that are based on current expectations, estimates, forecasts and projections about the Company. Words such as “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans”, “projects”, “may”, “will”, “should” and other similar expressions are intended to identify such forward-looking statements. These forward-looking statements are predictions of future events or trends and are not statements of historical matters. These statements are based on current expectations and beliefs of the Company and involve a number of risks, uncertainties and assumptions that are difficult to predict including, but not limited to, the likelihood that the transaction is consummated on a timely basis or at all, whether the conditions required to complete the transaction will be met, realization of the expected benefits of the transaction, and the Company’s expected return and planned growth for the asset management business following the closing of the transaction. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Additional information about the economic, competitive, regulatory and other factors that may affect the Company’s operations is set forth in Item 1A, “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2016, as supplemented by any “Risk Factors” contained in its Quarterly Reports on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL, INC.

Date: July 7, 2017	By:	/s/ John K. Bray
John K. Bray
Chief Financial Officer